GREENLIGHT RE ANNOUNCES
FIRST QUARTER 2021 FINANCIAL RESULTS

Net income for the quarter of $6.5 million
Fully diluted book value per share increased 0.5% in the quarter to $13.49

GRAND CAYMAN, Cayman Islands - May 5, 2021 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) (“Greenlight Re” or the “Company”) today reported its 2021 first quarter financial results. The results included:

•Net income of $6.5 million, or $0.19 per share, compared to a net loss of $40.3 million, or $1.11 per share, in the first quarter of 2020.
•Combined ratio of 101.5%, compared to a combined ratio of 98.9% in the first quarter of 2020.
•Total investment income of $18.7 million, compared to a net loss of $35.3 million in the first quarter of 2020.
•An increase in fully diluted book value per share of $0.07, or 0.5%, to $13.49.

Simon Burton, Chief Executive Officer of Greenlight Re, stated, “We were pleased to report an increase in book value per share during the quarter, despite the unusually costly winter storms that occurred in February. Gross written premium of $170 million represents an increase of 55% against the first quarter of 2020 as we grew our underwriting business to address a broadly improving market.”

David Einhorn, Chairman of the Board of Directors, stated, “We reported a 1.5% investment gain in the Solasglas fund during the first quarter, driven primarily by gains on our long portfolio. After a difficult January, we believe the investment environment has turned favorably to our strategy and positioning.”

Underwriting results

Gross written premiums in the first quarter of 2021 were $169.9 million, compared to $109.8 million in the first quarter of 2020. This increase, which reflects rate improvements and other market opportunities, related primarily to new multi-line contracts covering Lloyd’s syndicates.

Net written premiums increased 55.8% to $170.0 million in the first quarter of 2021, compared to $109.1 million reported in the first quarter of 2020.

Net premiums earned were $135.4 million during the first quarter of 2021, an increase from $111.0 million in the comparable 2020 period.

The Company incurred a net underwriting loss of $2.0 million in the first quarter of 2021, which included losses of $4.6 million from winter storm Uri. In the first quarter of 2020, the Company recognized net underwriting income of $1.3 million, which incorporated a net financial loss of $3.9 million from adverse prior year development. The combined ratio for the first quarter of 2021 was 101.5%, compared to 98.9% for the first quarter of 2020.

Investment results

The Company’s total investment income during the first quarter of 2021 was $18.7 million. The Company’s Investment Portfolio, which is managed by DME Advisors, earned 1.5%, representing $4.0 million of investment income from the Solasglas fund. The Company also reported $14.7 million of other investment income, primarily from its strategic investments.

Share repurchase plan

The Company’s share repurchase plan expires June 30, 2021. The Board of Directors has approved a new share repurchase plan, effective from July 1, 2021 until June 30, 2022, authorizing the Company to purchase up to $25 million of Class A ordinary shares.

Conference Call

Greenlight Re will hold a live conference call to discuss its financial results on Thursday, May 6, 2021 at 9:00 a.m. Eastern time. The conference call title is Greenlight Capital Re, Ltd. First Quarter 2021 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. First Quarter 2021 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-844-274-4096
International            1-412-317-5608

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: https://dpregister.com/sreg/10154500/e67980e728

The conference call can also be accessed via webcast at:

https://services.choruscall.com/mediaframe/webcast.html?webcastid=cY28YSYY

A telephone replay of the call will be available from 11:00 a.m. Eastern time on May 6, 2021 until 9:00 a.m. Eastern time on May 13, 2021. The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10154500. An audio file of the call will also be available on the Company’s website, www.greenlightre.com.

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Non-GAAP Financial Measures
In presenting the Company’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures which include adjusted combined ratio, and net underwriting income (loss), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our Form 10-K filed with the Securities Exchange Commission on March 10, 2021. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as provided by law.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.com) provides multi-line property and casualty reinsurance though its licensed and regulated reinsurance entities in the Cayman Islands and Ireland. The Company complements its underwriting activities with a non-traditional investment approach designed to achieve higher rates of return over the long term than reinsurance companies that exclusively employ more traditional investment strategies. In 2018, the Company launched its Greenlight Re Innovations unit, which supports technology innovators in the (re)insurance space by providing investment, risk capacity, and access to a broad insurance network.

Contact:
Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

March 31, 2021 and December 31, 2020
(expressed in thousands of U.S. dollars, except per share and share amounts)

	March 31, 2021	December 31, 2020
Assets
Investments
Investment in related party investment fund	$199,882	$166,735
Other investments	26,152	29,418
Total investments	226,034	196,153
Cash and cash equivalents	33,537	8,935
Restricted cash and cash equivalents	697,689	745,371
Reinsurance balances receivable (net of allowance for expected credit losses)	386,858	330,232
Loss and loss adjustment expenses recoverable (net of allowance for expected credit losses)	15,009	16,851
Deferred acquisition costs	58,591	51,014
Notes receivable	—	6,101
Other assets	4,394	2,993
Total assets	$1,422,112	$1,357,650
Liabilities and equity
Liabilities
Loss and loss adjustment expense reserves	$512,843	$494,179
Unearned premium reserves	235,725	201,089
Reinsurance balances payable	94,059	92,247
Funds withheld	3,622	4,475
Other liabilities	8,406	5,009
Convertible senior notes payable	95,338	95,794
Total liabilities	949,993	892,793
Shareholders' equity
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 28,595,813 (2020: 28,260,075): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,715 (2020: 6,254,715))	$3,485	$3,452
Additional paid-in capital	489,218	488,488
Retained earnings (deficit)	(20,584)	(27,083)
Total shareholders' equity	472,119	464,857
Total liabilities and equity	$1,422,112	$1,357,650

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(UNAUDITED)

(expressed in thousands of U.S. dollars, except percentages and per share amounts)

	Three months ended March 31
	2021	2020
Underwriting revenue
Gross premiums written	$169,935	$109,787
Gross premiums ceded	55	(678)
Net premiums written	169,990	109,109
Change in net unearned premium reserves	(34,594)	1,912
Net premiums earned	$135,396	$111,021
Underwriting related expenses
Net loss and loss adjustment expenses incurred
Current year	$97,861	$71,525
Prior year	(140)	4,172
Net loss and loss adjustment expenses incurred	97,721	75,697
Acquisition costs	33,381	31,739
Underwriting expenses	3,337	2,936
Deposit accounting expense (income)	2,947	(607)
Underwriting income (loss)	$(1,990)	$1,256

Income (loss) from investment in related party investment fund	$4,024	$(42,126)
Net investment income (loss)	14,650	6,837
Total investment income (loss)	$18,674	$(35,289)
Net underwriting and investment income (loss)	$16,684	$(34,033)

Corporate expenses	$4,204	$3,858
Other (income) expense, net	703	394
Interest expense	1,544	1,561
Income tax expense (benefit)	3,734	424
Net income (loss)	$6,499	$(40,270)

Earnings (loss) per share
Basic	$0.19	$(1.11)
Diluted	$0.19	$(1.11)

Underwriting ratios
Loss ratio - current year	72.3%	64.4%
Loss ratio - prior year	(0.1)%	3.8%
Loss ratio	72.2%	68.2%
Acquisition cost ratio	24.7%	28.6%
Composite ratio	96.9%	96.8%
Underwriting expense ratio	4.6%	2.1%
Combined ratio	101.5%	98.9%

The following tables present the Company’s underwriting ratios by line of business:

	Three months ended March 31				Three months ended March 31
	2021				2020
	Property	Casualty	Other	Total	Property	Casualty	Other	Total

Loss ratio	80.4%	73.7%	65.0%	72.2%	64.0%	72.7%	60.7%	68.2%
Acquisition cost ratio	19.8%	25.0%	25.7%	24.7%	19.5%	27.1%	36.2%	28.6%
Composite ratio	100.2%	98.7%	90.7%	96.9%	83.5%	99.8%	96.9%	96.8%
Underwriting expense ratio				4.6%				2.1%
Combined ratio				101.5%				98.9%

GREENLIGHT CAPITAL RE, LTD.
NON-GAAP MEASURES AND RECONCILIATION

Adjusted combined ratio

“Combined ratio” is a commonly used measure in the property and casualty insurance industry and is calculated using U.S. GAAP components. We use the combined ratio, as well as an adjusted combined ratio that excludes the impacts of certain items, to evaluate our underwriting performance. We believe this adjusted non-GAAP measure provides management and financial statement users with a better understanding of the factors influencing our underwriting results.
In calculating the adjusted combined ratio, we exclude underwriting losses attributable to (i) prior accident-year reserve development, (ii) catastrophe losses, and (iii) certain significant, infrequent loss events.
Prior accident-year reserve development, which can be favorable or unfavorable, represents changes in our estimates of losses and loss adjustment expenses associated with loss events that occurred in prior years. We believe a discussion of current accident-year performance, which excludes prior accident-year reserve development, is helpful since it provides more insight into current underwriting performance.
By their nature, catastrophe losses and other significant, infrequent loss events are not representative of the type of loss activity that we would expect to occur in every period.
We believe an adjusted combined ratio that excludes the effects of these items aids in understanding the underlying trends and variability in our underwriting results that these items may obscure.
The following table reconciles the combined ratio to the adjusted combined ratio:

	Three months ended March 31
	2021	2020
Combined ratio	101.5%	98.9%
Impact on combined ratio of selected items:
Prior-year development	(0.2)%	3.5%
Catastrophes	3.4%	—%
Other adjustments [1]	2.2%	—%
Adjusted combined ratio	96.1%	95.4%

1 In the periods presented, “Other adjustments” represents interest income and expense on deposit-accounted contracts due to changes in the associated estimated ultimate cash flows.

Net Underwriting Income (Loss)

One way that we evaluate the Company’s underwriting performance is through the measurement of net underwriting income (loss). We do not use premiums written as a measure of performance. Net underwriting income (loss) is a performance measure used by management to measure the fundamentals underlying the Company’s underwriting operations. We believe that the use of net underwriting income (loss) enables investors and other users of the Company’s financial information to analyze our performance in a manner similar to how management analyzes performance. Management also believes that this measure follows industry practice and allows the users of financial information to compare the Company’s performance with those of our industry peer group.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used to calculate net income before taxes under U.S. GAAP. We calculate net underwriting income (loss) as net premiums earned, plus other income (expense) relating to reinsurance and deposit-accounted contracts, less net loss and loss adjustment expenses, acquisition costs, and underwriting expenses. The measure excludes, on a recurring basis: (1) investment income (loss); (2) other income (expense) not related to underwriting, including foreign exchange gains or losses and adjustments to the allowance for expected credit losses; (3) corporate general and administrative expenses; (4) interest expense and (5) income taxes. We exclude total investment income or loss and foreign exchange gains or losses as we believe these items are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them could hinder the analysis of trends in our underwriting operations. Net underwriting income (loss) should not be viewed as a substitute for U.S. GAAP net income.

The reconciliations of net underwriting income (loss) to income (loss) before income taxes (the most directly comparable U.S. GAAP financial measure) on a consolidated basis are shown below:

	Three months ended March 31
	2021	2020
	($ in thousands)
Income (loss) before income tax	$10,233	$(39,846)
Add (subtract):
Total investment (income) loss	(18,674)	35,289
Other non-underwriting (income) expense	703	394
Corporate expenses	4,204	3,858
Interest expense	1,544	1,561
Net underwriting income (loss)	$(1,990)	$1,256